Exhibit 10.19

November 3, 2016

Carol Denise Stott

Re: Offer Letter—Employment with Vroom, Inc.

Dear Denise:

We are pleased to offer you the position of Senior Vice President of People and Culture for Vroom, Inc., a Delaware corporation (the “Company”), effective as of November 28, 2016 (the “Start Date”) under the terms described in this letter (the “Offer Letter”). We are extremely excited about the prospect of having you join our team and look forward to working with you to make the Company a great success.

You shall be employed by the Company pursuant to the following terms and conditions:

1.	You will be reporting to Paul Hennessy (CEO). You will work primarily from New York, but may from time to time be required to travel to other Vroom/Texas Direct Auto facilities.

2.

Your annual base salary will be US $255,000, paid bi-weekly. In addition, you will be eligible for an annual bonus targeted at 30% of your base salary per year, to be based upon milestones to be agreed between you and Management within 60 days after your start date. The bonus amount can increase or decrease in relation to the target percentage based upon both individual and company performance. For 2016, we will guarantee a minimum prorated 1 month-bonus based upon the annual percentage quoted above. Forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes. Your salary will be reviewed annually along with a performance review, and any adjustment in your salary will be determined by company management in its sole discretion.

3.	You will be entitled to participate immediately in the Company’s 401k plan.

4.

You will be eligible to participate in the Company’s Medical, Dental, Vision and other voluntary benefits plans starting on the first day of the month immediately following completion of a 30 day waiting period from your start date.

5.

You will have 25 days per year of personal time off (PTO) per year. The PTO days will accrue quarterly starting after a 90 day waiting period from your start date is satisfied. PTO days each year shall not be paid out or carried over. Unused PTO as of the last calendar day of each year will be forfeited according to the Company’s standard vacation program.

6.	Normal working hours are as agreed between you and the Management As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

7.

Subject to approval by the Company’s Board of Directors (the “Board”) the Company may grant you options to purchase 70,000 shares of Common Stock of the Company (the “Options”), at a price per share to be determined by the Board based on an independent valuation. The Options shall vest over a period of four years, with 25% of the Options vesting on each anniversary of the Start Date, all subject to your continued employment and the approval of the Board and the Company’s 2014 Equity Incentive Plan (the “Plan”). The terms of the grant, shall be subject to the terms of the Plan, and an option agreement to be entered into between you and the Company. Options and other payments may be subject to Section 409A of the Internal Revenue Code of 1986, as described on Exhibit A.

8.

The Company will provide you with a laptop for use in connection with your employment duties, and will cover costs in accordance with the Company’s policies. The Company will also reimburse you for pre-approved travel expenses upon submittal of valid receipts.

9.

While you render services to the Company, you will not engage in any other employment or business activity that has not been expressly approved in writing by the Chief Executive Officer of the Company. By accepting employment, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

10.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Proprietary Information and Inventions Assignment Agreement, which is attached hereto as Exhibit B.

11.

Your employment with us will be “at-will.” This means that either you or we may terminate the employment relationship at any time with or without cause, without any advanced notice. Notwithstanding the “at-will” nature of the relationship, if you are terminated for any reason other than For Cause or resign for Good Reason, you shall be entitled to receive the greater i) three (3) months of your then current base salary and benefits continuation or ii) the separation pay amount otherwise payable to Company employees based on the then in-force policy at the time of termination.

12.

If you accept our offer of employment, you will receive more information regarding your terms and conditions of employment and our policies and procedures (the “Employment Materials”). These materials, however, will not change your at-will employment status and are merely meant to provide additional information relating to your job.

13.

This Offer Letter and the Employment Materials contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. This Offer Letter agreement may not be amended or modified except by an express written agreement signed by you and the Company. The terms of this Offer Letter and the resolution of any disputes hereunder shall be governed by New York State law. Any legal action or proceeding relating to this Offer Letter shall be brought exclusively in the state or federal courts located in New York County, New York, and each party consents to the exclusive jurisdiction thereof.

Very truly yours,

Vroom, Inc.

By:	/s/ Michael Akrop
Name:	Michael Akrop
Title:	CFO

I have read and accept the terms this Offer Letter:

/s/ C. Denise Stott
Carol Denise Stott
Date: November 3, 2016

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Exhibit A

Section 409A

(a) Notwithstanding anything in this Offer Letter to the contrary, any compensation or benefits payable hereunder that constitute “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), which are designated as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the 60th day following your Separation from Service. Any installment payments that would have been made to you during the 60-day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the 60th day following your Separation from Service and the remaining payments shall be made as provided herein.

(b) If the Company determines that you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of the your Separation from Service, any Deferred Compensation to which you are entitled hereunder in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. To the extent that the payment of any compensation is delayed in accordance with this paragraph, such compensation shall be paid to you in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of your Separation from Service, or (ii) the date of your death, and any compensation or benefits that are payable under this Letter Agreement following such delay shall be paid as otherwise provided herein.

(c) To the extent that any reimbursements payable pursuant to this Letter Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this Letter Agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Letter Agreement will not be subject to liquidation or exchange for another benefit.

Exhibit B

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

The following agreement (the “Agreement”) between Vroom, Inc., a Delaware corporation (“Company”), and the individual identified on the signature page to this Agreement (“Employee” or “I”) is effective as of February 15, 2016. For the purposes of this Agreement, the term Company includes Company and all other persons or entities that are controlled, directly or indirectly, by Company (“Affiliates”). I acknowledge that this Agreement is a material part of the consideration for my employment and continued employment by Company. In exchange for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Restrictive Covenants. A restricted period (“Restricted Period”) shall exist during Employee’s continued employment hereunder and during the twelve (12) month period following termination of Employee’s employment for any reason whatsoever. During the Restricted Period, Employee shall not, without the prior written consent of Company: (a) directly or indirectly engage in or become associated with a Competing Business; (b) directly or indirectly, hire, recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person’s relationship with Company or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of Company or any of its subsidiaries or affiliates, provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of Company or any of its subsidiaries or affiliates; or (c) directly or indirectly, (i) on behalf of any Competing Business, solicit, attempt to do business with, or do business with any customers of, suppliers to, business partners of or business affiliates of Company or any of its subsidiaries or affiliates (such customers, suppliers, partners and affiliates, collectively, “Trade Relationships”), (ii) encourage (regardless of who initiates the contact) any Trade Relationship to use the services of any Competing Business or any of its subsidiaries or affiliates, or (iii) encourage any Trade Relationship to change its relationship with Company or any of its subsidiaries or affiliates. Moreover, Employee will not convey any information (whether confidential or otherwise) or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of Company or any of its subsidiaries or affiliates to any Competing Business.

For purposes of this Agreement, a “Competing Business” means any business that competes with the business of the Company, including, without limitation, all of the following businesses, including their subsidiaries and affiliates: Carmax, Sonic Automotive, Beepi, Carlypso, Carvana, eBay Motors Division and Texas Direct.

Notwithstanding the foregoing, Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than 1% of the outstanding capital stock of any Competing Business that is a publicly-traded company so long as Employee is not otherwise affiliated with such company in any way.

2. Confidentiality. Employee acknowledges that, during the term of employment, Employee may develop Confidential Information (as defined below) for Company or any of its subsidiaries or affiliates, and Employee may learn of Confidential Information developed or owned by Company or any of its subsidiaries or affiliates or entrusted to Company or any of its subsidiaries or affiliates by others. Employee will not, directly or indirectly, during Employee’s employment under this Agreement or at any time thereafter, use any Confidential Information or disclose it to any other person or entity, except as otherwise required by law. Employee further agrees not to retain copies of any Confidential Information. “Confidential Information” means any and all information relating to Company or its subsidiaries or affiliates that is not generally known by the public or others with whom Company or any of its subsidiaries or affiliates do (or plan to) compete or do business, as well as comparable information relating to Company or any of its subsidiaries or affiliates. Confidential Information includes, but is not limited to, information relating to the terms of this Agreement, as well as Company’s and any of its subsidiaries’ and affiliates’ business, technology, practices, products, marketing, sales, services, finances, strategic opportunities, internal strategies, legal affairs (including pending litigation), the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications. Confidential Information also includes, but is not limited to, comparable information that Company or any of its subsidiaries or affiliates may receive or has received belonging to customers, suppliers, consultants and others who do business with Company or any of its any of its subsidiaries or affiliates.

3. Former Employer Information. The Employee agrees that the Employee has not and will not, during the term of the engagement, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Employee has an agreement or duty to keep in confidence information acquired by the Employee, if any, or (ii) bring onto the premises of the Company any document or confidential or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. The Employee will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

4. Reasonableness of Restrictive Covenants. Company and Employee agree that the restrictive covenants in Sections 1, 2 and 3 of this Agreement do not impose an undue hardship on Employee, are not injurious to the public, and are necessary to protect the business of Company and its subsidiaries or affiliates. The parties also agree that the nature of Employee’s responsibilities with Company under his employment with the Company require Employee to have access to Confidential Information, which is valuable and proprietary to Company, that the scope of the restrictive covenants in this Agreement are reasonable in terms of length of time and geographic areas covered, and that adequate consideration supports the restrictive covenants, including the consideration provided for in this Agreement. The restrictive covenants contained in this Agreement are independent of any other obligations owed by Company to Employee. The existence of any claim or cause of action by Employee against Company, whether based on this Agreement or otherwise created, shall not create a defense to the enforcement by Company of any restrictive covenants contained herein. If any of the restrictive covenants shall be determined by any court of competent jurisdiction to be excessive in duration or scope or unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law.

5. Property of Company. Upon any termination of Employee’s employment for any reason whatsoever, Employee will return to Company (and not retain) any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, drives and other storage devices and any physical representations of any information, relating to Company or any of its subsidiaries or affiliates, whether or not constituting Confidential Information. Employee will also return to Company or any of its subsidiaries or affiliates any other property belonging to Company or any of its subsidiaries or affiliates including but not limited to any laptop computer, no later than the date of Employee’s termination from employment for any reason whatsoever.

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6. Intellectual Property.

(a) All creations, inventions, ideas, designs, software, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of Company which are, have been or will be conceived by Employee or developed by Employee in the course of his employment or other services with Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of Employee’s employment, shall be the sole property of Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act. Employee agrees to assign and hereby does assign to Company all Creations conceived or developed from the start of his employment with Company through to the termination of his employment, and after the termination date if the Creation incorporates or is based on any Confidential Information.

(b) To the extent, if any, that Employee retains any right, title or interest with respect to any Creations delivered to Company or related to his employment with Company, Employee hereby grants to Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify Employee, or not to identify him/her, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. Employee further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory

(c) Employee will promptly inform Company of any Creations. Employee will also allow Company to inspect any Creations s/he conceives or develops during his employment for any reason to determine if they are based on Confidential Information, and execute such written instruments and do other such acts as may be necessary in the opinion of Company or its counsel to secure Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and Employee hereby irrevocably appoints Company and any of its officers as his attorney in fact to undertake such acts in his name). Employee’s obligation to execute written instruments and otherwise assist Company in securing its rights in the Creations will continue after the termination of his employment for any reason. Company shall reimburse Employee for any out-of-pocket expenses (but not attorneys’ fees) s/he incurs in connection with his compliance with this Section 6(c).

7. Employment at Will. I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause, subject to any agreed notice period. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the Chief Executive Officer of the Company, or an authorized designee.

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8. Survival. I agree that any change or changes in my employment title, duties, compensation or equity interest after the signing of this Agreement shall not affect the validity or scope of this Agreement. I agree that my obligations under Sections 1, 2, 3, 5, and 6 of this Agreement shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary. This Agreement may be freely assigned by the Company to any third party.

Miscellaneous. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in New York County, New York, and each party consents to the exclusive jurisdiction thereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY, AT ANY TIME, REQUEST A COPY OF THIS AGREEMENT FROM THE COMPANY.

Vroom, Inc.		Employee Signature:

By:	/s/ Michael Akrop	/s/ C. Denise Stott
Name:	Michael Akrop	Name of Employee: Carol Denise Stott
Title:	CFO

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